Exhibit (e.6)

Amendment No. 1 to the Distribution Services, Advertising and Sales Material Review, and
Licensing of Registered Representatives Letter Agreement

This Amendment No. 1 (this “Amendment”) to the Distribution Services, Advertising Sales Material Review, and Licensing of Registered Representatives Letter Agreement is entered into by and between Heartland Advisors Inc., a Wisconsin corporation (the “Client”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of September 28, 2018 (the “Effective Date”).

WHEREAS, the Client and ALPS entered into a Distribution Services, Advertising and Sales Material Review, and Licensing of Registered Representatives Letter Agreement, dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Client and ALPS wish to amend the Agreement to remove one Fund.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The current Exhibit A: Funds to the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A: Funds attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as the Effective Date.

HEARTLAND ADVISORS, INC.		ALPS DISTRIBUTORS, INC.

By:	/s/ Nicole J. Best	By:	/s/ Steven B. Price
Name:	Nicole J. Best	Name:	Steven B. Price
Title:	SVP, CFO & CAO	Title:	SVP & Director of Distribution Services

EXHIBIT A: FUNDS

Heartland Value Fund

•	Investor Share Class
•	Institutional Share Class

Heartland Value Plus Fund

•	Investor Share Class
•	Institutional Share Class

Heartland Select Value Fund

•	Investor Share Class
•	Institutional Share Class

Heartland Mid Cap Value Fund

•	Investor Share Class
•	Institutional Share Class